Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of PolarityTE, Inc. on Form S-3 to be filed on or about July 7, 2017 of our report dated December 29, 2016, on our audits of the consolidated financial statements as of October 31, 2016 and 2015 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed December 30, 2016. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

Iselin, New Jersey
July 7, 2017